EXHIBIT 12.1

LAW OFFICE OF ANDREW COLDICUTT

1220 Rosecrans Street, PMB 258

San Diego, CA 92106

p. 619.228.4970

e. Info@ColdicuttLaw.com

Date: April 7, 2021

Board of Directors

Triad Pro Innovators, Inc.

8275 S. Eastern, Ave

Las Vegas, NV 89123

Dear Sirs or Madams:

We have acted as special counsel to Triad Pro Innovators, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1A (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder, of a maximum of 62,500,000 Units consisting of one common stock (par value $0.001 per share) and one warrant (the “Units”) at an offering price between ($0.08 -- $0.90) per Unit, in the aggregate of a maximum 62,500,000 shares of common stock, 62,500,000 warrants and 62,500,000 underlying shares of common stock

In connection with rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth in this letter.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based upon and subject to the foregoing, we are of the opinion that upon issuance, the number of Units to be sold in the Offering, consisting of the Common Stock, Warrants, and shares of Common Stock underlying the Warrants to be issued in the Offering (including the Warrants and shares of Common Stock underlying the Warrants) have been duly authorized and when sold will be fully paid for in accordance with the terms set forth in the Offering Circular and the purchase of shares of Common Stock underlying the Warrants in accordance with the Warrant Agreements.  When the certificates representing such shares of Common Stock are duly and properly issued, they will be validly issued, fully paid and non-assessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Nevada law or by the Articles of Incorporation.  That the Warrants are a binding obligation of the Company under the laws of Nevada

For the purposes of this opinion, we are assuming that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion herein as to any laws other than the laws of the State of Nevada.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Offering Statement. We also consent to the reference to our firm in the Offering Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Andrew Coldicutt

Andrew Coldicutt, Esq.

Law Office of Andrew Coldicutt, 1220 Rosecrans Street, PMB 258 San Diego, CA 92106	1/1